Exhibit 99.1

Investor Relations: Raul Jacob Víctor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com	January 25, 2021 Southern Copper Corporation (NYSE and BVL: SCCO)

•	2020 a year of production records: Copper production topped 1 million tons while molybdenum production reached 30,248 tons and silver production 21.5 million ounces. These production levels represent a new milestone in the Company’s history. Copper production growth year over year was principally attributable to an increase in copper production at our Cuajone mine (+7.8%), which was due to higher ore grades and recoveries and to growth in production at both La Caridad (+1.8%) and the IMMSA mines (+24.6%). These increases were partially offset by a decrease in production at the Toquepala mine (-1.1%) and at the Buenavista mine (-1.4%) due to lower ore grades.

Molybdenum production, our main by-product, reached 30,248 tons in 2020, a 12.5% increase over the 26,885 tons reported in 2019. This was mainly the result of higher production at our Peruvian mines, led by growth at Toquepala mine (+37.7%) after throughput increased at the new Molybdenum plant, and spurred by improvements in ore grades and recoveries at other operations. Mined silver production was up by 6.2% year-over-year due to higher production at the Cuajone (+8.8%), La Caridad (+16.4%) and IMMSA operations (+15.0%). Although the San Martin operation registered a +151% increase in production (+8,794 tons), mined zinc production fell 6.8% in 2020; this decrease was primarily attributable to a shutdown at Santa Eulalia (-96%) due to flooding.

•	Copper production in 4Q20 increased 1.3% with regard to 4Q19’s figure, situating at 259,744 tons. Growth was driven by higher production at all our mines, with the exception of our Toquepala mine (-2.9%).

•	4Q20 net sales were $2,350.7 million, which represented at 26.7% increase over 4Q19’s net sales of $1,854.6 million. Growth was mainly driven by higher metal prices for copper (+21.7% - LME), silver (+41.9%) and zinc (+10.2%). Sales volume were up for copper (+1.4%), silver (+1.1%) and zinc (+0.7%). In 2020, net sales increased 9.6% with regard to those registered in 2019 principally due to the contribution of additional sales volumes of copper (+6.1%), silver (+8.8%), molybdenum (+12.7%) and zinc (+1.0%).

•	4Q20 net income of $590.2 million reflected an increase of 93.1% over 4Q19’s net income. The net income margin in the 4Q20 was 25.1% versus 16.5% in 4Q19. This increase was mainly attributable to higher sales. On a QoQ basis, net income was 16.6% higher than the figure reported in 3Q20. Net Income for 2020 was $1,570.4 million, 5.7% higher than the prior year.

•	4Q20 adjusted EBITDA was $1,254.1 million, which represented an increase of 59.4% with regard to the $786.7 million registered in 4Q19. The adjusted EBITDA margin in 4Q20 was situated at 53.3% versus 42.4% in 4Q19. On a QoQ basis, adjusted EBITDA was 11.4% higher than in 3Q20. For 2020, Adjusted EBITDA was 3,868.8 million, 9.7% higher than 2019’s Adjusted EBITDA of $3,526.9 million.

FOURTH QUARTER AND YEAR 2020 RESULTS	SOUTHERN COPPER

•	Operating cash cost per pound of copper net of by-product credits was $0.67 in 4Q20, which represented an improvement of 31.3% compared to the $0.98 reported in 4Q19. This significant reduction is mainly attributable to a decrease in the production cost at our open pit operations at Toquepala and Cuajone. In 2020, the operating cash cost per pound of copper, including by-product revenue credits, was $0.69 per pound. This represented an improvement of 21.7% over the $0.88 reported in 2019, which was primarily due to a decrease in the production cost.

•	Cash flow from operating activities in 2020 was $2,782.8 million, which represented an increase of 45.6% over the $1,911.9 million posted in 2019. This improvement was attributable to strong cash generation at our operations, which was driven by an increase in copper and precious metals prices, higher sales volumes and cost control efficiencies.

•	Capital investments in 2020 were $592.2 million, which represented 37.7% of net income.

•	Dividends: On January 21, 2021, the Board of Directors authorized a dividend of $0.60 per share to be paid on February 24, 2021, to shareholders of record at the close of business on February 10, 2021.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances said: “Thanks to timely implementation of a well-designed COVID-19 protocol, strict hygiene and safety measures are firmly in place at all of our operations. This, coupled with the isolated nature of our physical mining operations and low-density workforce have helped us weather the pandemic. In this context, our units registered high economic contributions that led us to close the year with production records for copper, molybdenum and silver. We produced more than one million tons of our main product, copper, at a very competitive operating cash cost of $0.69 per pound, which attests to the strength of our operating position.

The year 2021 began with news of better things to come: several COVID-19 vaccines have been approved and are being rolled out around the globe. We trust that this marks the beginning of the end of the COVID-19 sanitary crisis. We believe this will open the door to significant economic recovery and drive an uptick in 2021 copper consumption. Accordingly, we believe the copper market will evolve positively, sustained by growth in consumption in China and in other economies.”

Key Financial Data

	Fourth Quarter					Twelve Months
			Variance					Variance
	2020	2019	$		%	2020	2019	$		%
Sales	$2,350.7	$1,854.6	$496.1		26.7%	$7,984.9	$7,285.6	$699.3		9.6%
Cost of sales	1,048.5	988.4	60.1		6.1%	3,929.8	3,606.4	323.4		9.0%
Operating income	1,066.4	631.9	434.5		68.8%	3,120.7	2,753.0	367.7		13.4%
Net income	$590.2	$305.7	$284.5		93.1%	$1,570.4	$1,485.8	$84.6		5.7%
Net income margin	25.1%	16.5%	8.6	pp	52.1%	19.7%	20.4%	(0.7	)pp	(3.4)%
Adjusted EBITDA	1,254.1	786.7	467.4		59.4%	3,868.8	3,526.9	341.9		9.7%
Adjusted EBITDA margin	53.3%	42.4%	10.9	pp	25.7%	48.5%	48.4%	0.1	pp	0.2%
Income (loss) per share	$0.76	$0.40	$0.36		90.0%	$2.03	$1.92	$0.11		5.7%
Capital investments	243.4	171.4	72.0		42.0%	592.2	707.5	(115.3)		(16.3)%

Note: Amounts in millions except per share amounts and %’s.

4Q20	www.southerncoppercorp.com	Page 2 of 11

FOURTH QUARTER AND YEAR 2020 RESULTS	SOUTHERN COPPER

Current Covid-19 Situation

In 2020, Southern Copper faced the challenges of the pandemic with resilience, innovation and solidarity. The new normal that the virus has imposed on the world requires governments, companies and society to assume joint responsibility to protect citizens as we resume growth; generate value; and fuel economic recovery.

When Covid-19 reared its head in early 2020, Southern Copper moved quickly to preserve the health of its workers, their families, and the communities in the countries where we operate. The company is committed to guaranteeing safe work environments and has developed lines of action to prevent transmission; strengthen community outreach; and bolster capacities for medical response.

In Mexico, a special budget was allotted to properly equip health personnel and support care functions in Covid hospitals. The Company used these funds to donate almost half a million protection equipment kits, 139 artificial support ventilators and 500 non-invasive ventilators to hospitals in different states around Mexico, as well as an important number of medical supplies such as monitors, beds and resuscitation carts. Hundreds of portable sinks for handwashing were installed and a Company facility in Sonora was conditioned with dozens of beds for Covid-19 patients’ care with mild to moderate symptoms.

In Peru, the Company set up 18 temporary hospitals with a total of 250 Covid beds and provided each facility with oxygen supplies. In addition, the Company donated 318 thousand liters of liquid oxygen to public hospitals in the regions of Arequipa and Moguegua and set up two oxygen plants in the Tacna and Puno ones with capacities of 720m3 and 222m3 per day respectively.

To ensure the timely detection of COVID-19 cases and stop chains of contagion, a PCR lab test was donated in Moquegua. Additionally, medical equipment was donated to healthcare professionals. Application of serology or PCR tests is now standard procedure, which is key to stopping contagion in its tracks.

Southern Copper has supported the most vulnerable populations in both Mexico and Peru by distributing thousands of food bags and continues to funnel outreach through its permanent community programs.

Our top priority is to roll out solidarity-based efforts with the communities in our areas of influence to work together to stem the pandemic and its impacts. In this regard, the Company has mounted intense communication campaigns to educate the population about the prevention and hygiene measures recommended by health authorities and to provide psychological support for families through on-line counseling and workshops.

Capital Investments

Southern Copper’s investment philosophy is not based on the outlook for copper prices but on the quality of the assets that we operate and develop. Throughout the years, our strong financial discipline has consistently allowed us to make on-going investments in our considerable asset portfolio.

The conditions generated by COVID-19 have led us to implement measures to reduce vulnerability at the project execution level. These measures, which are constantly under review, include enforcing social distance rules; strengthening sanitation efforts; and requiring quarantine periods for personnel. Some activities in the project execution stage that are located in regions in Peru or Mexico where new cases of infection are on the rise have experienced delays. Consequently, we expect some delays, albeit minimal, in the execution of our investment projects. Nevertheless, to date, delays primarily affect construction activities that require people to work in close physical proximity. All other engineering, procurement and construction activities that entail limited interaction between personnel are on schedule.

4Q20	www.southerncoppercorp.com	Page 3 of 11

FOURTH QUARTER AND YEAR 2020 RESULTS	SOUTHERN COPPER

Peruvian Projects

Our current portfolio for approved projects in Peru totals $2.8 billion, $1.6 billion of which has already been invested. If we include the up-and-coming Michiquillay ($2.5 billion) and Los Chancas ($2.6 billion) projects, our total investment program in Peru reflects a commitment of $7.9 billion.

Tia Maria - Arequipa: Southern Copper has been consistently working to promote the welfare of the Islay province population. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality-of-life in the region. We also have promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. During the construction and operation phase, we will make it a priority to hire local labor to fill the 9,000 jobs (3,600 direct and 5,400 indirect) that we expect to generate during Tia Maria’s construction phase. When operating, we expect Tia Maria to directly employ 600 workers and indirectly provide jobs for another 4,200. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region via royalties and taxes.

We expect the Peruvian government to acknowledge the significant progress the project has made on the social front and the important contributions that Tia Maria will generate for Peru´s economy and, consequently, take the necessary steps to provide SCC with adequate support to initiate construction.

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 80,000 tons of zinc and 20,000 tons of copper per year. We have completed the basic engineering study and the detailed engineering study is 81% complete. In order to continue with the project, stronger preventive measures to combat COVID-19 have been put in place. Purchase orders have been placed for major equipment, some of which are currently being manufactured. The project has all the necessary permits and the capital budget is $413 million. We expect to initiate operations in 2023. When completed, this new facility will double the Company’s zinc production capacity and provide 490 direct jobs and 1,470 indirect jobs.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrate. A new 25-meter wide off-road facility for mining trucks is under construction and will be used to transport the ore from the pit to the primary crushers at the La Caridad copper concentrator. This project will significantly improve the overall mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million and we expect the project to begin production in the 1Q22.

El Pilar – Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 325 million tons of ore with an average copper grade of 0.287%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tons of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million and we expect the project to start production in 2023 with an expected mine life of 13 years. The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery.

4Q20	www.southerncoppercorp.com	Page 4 of 11

FOURTH QUARTER AND YEAR 2020 RESULTS	SOUTHERN COPPER

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 2.4 billion tons with an ore grade of 0.426%; 0.3 billion tons of leach material with an ore grade of 0.288%; and 0.11 grams of gold per ton. The project includes an open-pit mine combining concentrator and SX-EW operations. Annual production is expected to situate at 190,000 tons of copper and 105,000 ounces of gold with an estimated capital budget of $2.9 billion. The Company has started the baseline study and is reviewing the basic engineering analysis to request the environmental impact permit. We are currently in the final stage of the land acquisition process for the project.

Conference Call

The Company’s fourth quarter and twelve months earnings conference call will be held on Tuesday, January 26, 2021, beginning at 1:00 PM – EST (1:00 PM Lima and 12:00 PM Mexico City time).

To participate:
Dial-in number:	877-455-8486 in the U.S.
629-228-0768 outside the U.S.
Raul Jacob, SCC Vice President of Finance, Treasurer and CFO
Conference ID:	7057077 and “Southern Copper Corporation Fourth Quarter 2020 Earnings Results”

4Q20	www.southerncoppercorp.com	Page 5 of 11

FOURTH QUARTER AND YEAR 2020 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2020	2.56	2.57	9.56	0.97	16.87	1,583.23
2Q 2020	2.42	2.43	8.24	0.89	16.54	1,710.51
3Q 2020	2.96	2.94	7.57	1.06	24.59	1,911.36
4Q 2020	3.25	3.26	8.93	1.19	24.50	1,873.24
Average 2020	2.80	2.80	8.57	1.03	20.62	1,769.59

1Q 2019	2.82	2.81	11.70	1.23	15.52	1,304.24
2Q 2019	2.77	2.78	12.13	1.25	14.85	1,309.81
3Q 2019	2.63	2.62	11.76	1.06	16.98	1,474.36
4Q 2019	2.67	2.68	9.49	1.08	17.27	1,480.29
Average 2019	2.72	2.72	11.27	1.16	16.16	1,392.17

Variance: 4Q20 vs. 3Q20	9.8%	10.9%	18.0%	12.3%	(0.4)%	(2.0)%
Variance: 4Q20 vs. 4Q19	21.7%	21.6%	(5.9)%	10.2%	41.9%	26.5%
Variance: 2020 vs. 2019	2.9%	2.9%	(24.0)%	(11.2)%	27.6%	27.1%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	%	2020	2019	%
Copper (tons)
Mined	259,744	256,461	1.3%	1,001,368	993,822	0.8%
3rd party concentrate	6,171	9,448	(34.7)%	32,314	26,046	24.1%
Total production	265,915	265,909	0.01%	1,033,682	1,019,868	1.4%
Smelted	169,257	155,447	8.9%	633,801	595,173	6.5%
Refined and Rod	211,541	199,537	6.0%	806,162	783,354	2.9%
Sales	256,285	252,674	1.4%	1,045,953	986,024	6.1%

Molybdenum (tons)
Mined	7,554	7,881	(4.1)%	30,248	26,885	12.5%
Sales	7,516	8,031	(6.4)%	30,258	26,849	12.7%

Zinc (tons)
Mined	16,763	20,364	(17.7)%	68,930	73,922	(6.8)%
Refined	26,766	28,234	(5.2)%	102,440	104,977	(2.4)%
Sales	26,991	26,813	0.7%	104,752	103,668	1.0%

Silver (000s ounces)
Mined	5,406	5,663	(4.5)%	21,540	20,273	6.2%
Refined	3,826	3,113	22.9%	13,888	12,588	10.3%
Sales	5,369	5,312	1.1%	22,366	20,550	8.8%

4Q20	www.southerncoppercorp.com	Page 6 of 11

FOURTH QUARTER AND YEAR 2020 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	VAR %	2020	2019	VAR %
	(in millions, except per share amount)
Net sales:	$2,350.7	$1,854.6	26.7%	$7,984.9	$7,285.6	9.6%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,048.5	988.4	6.1%	3,929.8	3,606.4	9.0%
Selling, general and administrative	32.2	40.4	(20.3)%	126.2	131.8	(4.2)%
Depreciation, amortization and depletion	192.8	183.8	4.9%	775.6	764.4	1.5%
Exploration	10.8	10.1	6.9%	32.6	30.0	8.7%
Total operating costs and expenses	1,284.3	1,222.7	5.0%	4,864.2	4,532.6	7.3%

Operating income	1,066.4	631.9	68.8%	3,120.7	2,753.0	13.4%

Interest expense, net of capitalized interest	(88.6)	(95.1)	(6.8)%	(366.6)	(340.7)	7.6%
Other income (expense)	(5.1)	(29.0)	(82.4)%	(27.5)	(7.0)	292.9%
Interest income	4.3	8.1	(46.9)%	19.2	21.2	(9.4)%
Income before income tax	977.0	515.9	89.4%	2,745.8	2,426.5	13.2%
Income taxes	389.7	215.3	81.0%	1,174.4	945.3	24.2%
Net income before equity earnings of affiliate	587.3	300.6	95.4%	1,571.4	1,481.2	6.1%
Equity earnings of affiliate	5.4	6.5	(16.9)%	6.4	10.7	(40.2)%
Net Income	592.7	307.1	93.0%	1,577.8	1,491.9	5.8%

Less: Net income attributable to non-controlling interest	2.5	1.4	78.6%	7.4	6.1	21.3%

Net Income attributable to SCC	$590.2	$305.7	93.1%	$1,570.4	$1,485.8	5.7%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.76	$0.40	90.0%	$2.03	$1.92	5.7%
Dividends paid	$0.50	$0.40	25.0%	$1.50	$1.60	(6.3)%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1		773.1	773.1

4Q20	www.southerncoppercorp.com	Page 7 of 11

FOURTH QUARTER AND YEAR 2020 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,	December 31,
	2020	2019
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,183.6	$1,925.1
Short-term investments	410.8	80.7
Accounts receivable	1,136.6	911.8
Inventories	950.2	1,068.5
Other current assets	134.0	198.6
Total current assets	4,815.2	4,184.7

Property, net	9,189.4	9,371.0
Leachable material, net	1,125.0	1,230.3
Intangible assets, net	143.0	148.4
Related parties receivable	-	59.5
Right-of-use assets	979.0	1,046.4
Deferred income tax	230.0	183.9
Other assets	185.5	183.2
Total assets	$16,667.1	$16,407.4

LIABILITIES
Current liabilities:
Current portion of long-term debt	-	$399.8
Accounts payable	$604.2	598.3
Income taxes	330.8	116.3
Accrued workers’ participation	247.8	174.9
Other accrued liabilities	191.9	187.2
Total current liabilities	1,374.7	1,476.5

Long-term debt	6,544.2	6,541.0
Lease liabilities	908.4	977.8
Deferred income taxes	159.4	178.3
Other liabilities	128.7	113.3
Asset retirement obligation	275.7	262.3
Total non-current liabilities	8,016.4	8,072.7

EQUITY
Stockholders’ equity:
Common stock	3,450.3	3,433.7
Treasury stock	(3,063.5)	(3,048.9)
Accumulated comprehensive income	6,838.0	6,425.5
Total stockholders’ equity	7,224.8	6,810.3
Non-controlling interest	51.2	47.9
Total equity	7,276.0	6,858.2

Total liabilities and equity	$16,667.1	$16,407.4

As of December 31, 2020 and December 31, 2019 there were 773.1 million shares outstanding.

4Q20	www.southerncoppercorp.com	Page 8 of 11

FOURTH QUARTER AND YEAR 2020 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(in millions)

OPERATING ACTIVITIES
Net income	$592.7	$307.1	$1,577.8	$1,491.9
Depreciation, amortization and depletion	192.8	183.8	775.6	764.4
Deferred income tax	(6.3)	(47.4)	(63.5)	(21.0)
Change in operating assets and liabilities	292.1	93.4	483.6	(347.0)
Other, net	23.2	4.5	9.9	23.6
Net cash provided by operating activities	1,095.5	541.4	2,783.4	1,911.9

INVESTING ACTIVITIES
Capital investments	(243.4)	(171.4)	(592.2)	(707.5)
(Purchase) sale of short-term investment, net	(380.1)	(78.9)	(330.1)	133.1
Other, net	5.2	0.2	6.5	0.4
Net cash used in investing activities	(618.3)	(250.1)	(915.8)	(574.0)

FINANCING ACTIVITIES
Debt incurred	-	-	(400.0)	987.3
Dividends paid	(386.5)	(309.2)	(1,159.6)	(1,236.9)
Distributions to non-controlling interest	(1.6)	(2.3)	(4.1)	(3.2)
Capitalization of debt issuance cost	-	-	0.2	(9.8)
Other	-	-	0.4	0.4
Net cash used in financing activities	(388.1)	(311.5)	(1,563.1)	(262.2)

Effect of exchange rate changes on cash	(50.9)	10.1	(46.0)	4.8

Increase/(Decrease) in cash and cash equivalents	$38.2	$(10.1)	$258.5	$1,080.5

4Q20	www.southerncoppercorp.com	Page 9 of 11

Company Profile

FOURTH QUARTER AND YEAR 2020 RESULTS	SOUTHERN COPPER

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

4Q20	www.southerncoppercorp.com	Page 10 of 11

Non-GAAP Financial Measures

FOURTH QUARTER AND YEAR 2020 RESULTS	SOUTHERN COPPER

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Fourth Quarter		Year to date
	2020	2019	2020	2019
Net income attributable to SCC	$590.2	$305.7	$1,570.4	$1,485.8
Add:
Net income attributable to the non-controlling interest	2.5	1.4	7.4	6.1
Income taxes	389.7	215.3	1,174.4	945.3
Interest expense	88.6	95.1	366.6	340.7
Depreciation, amortization and depletion	192.8	183.8	775.6	764.4
Fuel tax refund	-	-	-	16.5
Less:
Equity earnings of affiliate	(5.4)	(6.5)	(6.4)	(10.7)
Interest income	(4.3)	(8.1)	(19.2)	(21.2)
Adjusted EBITDA	$1,254.1	$786.7	$3,868.8	$3,526.9

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation,	4th quarter 2020		4th quarter 2019		Year 2020		Year 2019
amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) - GAAP	1,048.5	190.6	988.4	179.4	3,929.8	184.0	3,606.4	169.0
Add:
Selling, general and administrative expenses	32.2	5.9	40.4	7.3	126.2	5.9	131.8	6.2
Treatment and refining charges net of sales premiums	(2.8)	(0.5)	0.6	0.1	17.0	0.8	28.7	1.3
Less:
Workers participation	(91.3)	(16.6)	(50.7)	(9.2)	(263.9)	(12.4)	(214.5)	(10.1)
Purchased concentrates from third parties	(76.4)	(13.9)	(78.0)	(14.2)	(495.2)	(23.2)	(263.4)	(12.3)
Other charges	(72.9)	(13.3)	(38.5)	(6.9)	(171.6)	(8.0)	(125.6)	(5.8)
Inventory change	(47.7)	(8.7)	11.2	2.0	(218.6)	(10.2)	67.5	3.2
Operating cash cost before by-product revenues	789.6	143.5	873.4	158.5	2,923.7	136.9	3,230.9	151.5

Less by-products revenue	(420.0)	(76.3)	(334.6)	(60.7)	(1,455.9)	(68.2)	(1,359.2)	(63.7)

Operating cash cost, net of by-products revenue	369.6	67.2	538.8	97.8	1,467.8	68.7	1,871.7	87.8

Total pounds of copper produced, in millions		550.1		550.9		2,136.1		2,133.3

4Q20	www.southerncoppercorp.com	Page 11 of 11